UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2019 (September 17, 2019)

ABBVIE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35565	32-0375147
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 North Waukegan Road

North Chicago, Illinois 60064-6400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 932-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	ABBV	New York Stock Exchange Chicago Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 17, 2019, AbbVie Inc. (“AbbVie”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. International plc, HSBC Bank plc and Merrill Lynch International, acting for themselves and as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which AbbVie agreed to issue and sell to the Underwriters €1.4 billion aggregate principal amount of its senior notes, consisting of €750 million aggregate principal amount of 0.750% senior notes due 2027 and €650 million aggregate principal amount of 1.250% senior notes due 2031 (collectively, the “Notes”) in a registered public offering. The offering of the Notes was made pursuant to a Prospectus Supplement, dated September 17, 2019 and filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2019 (the “Prospectus Supplement”), and the Prospectus dated September 13, 2018, filed as part of the shelf registration statement (File No. 333-227316) that became effective under the Securities Act of 1933, as amended, when filed with the SEC on September 13, 2018.

The Underwriting Agreement contains customary representations, warranties and covenants of AbbVie, conditions to closing, indemnification obligations of AbbVie and the Underwriters, and termination and other customary provisions.

AbbVie expects the offering of the Notes to close on September 26, 2019, subject to customary closing conditions. AbbVie intends to use the net proceeds from the offering of the Notes, together with cash on hand, (i) to redeem, satisfy and discharge or repay at maturity all of its 0.375% senior notes due 2019 in an aggregate outstanding principal amount of €1.4 billion, and to pay any premium and accrued interest in respect thereof, and/or (ii) for general corporate purposes.

Please refer to the Prospectus Supplement for additional information regarding the offering of the Notes and the terms and conditions of the Notes. The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement attached as Exhibit 1.1 hereto.

Certain of the Underwriters and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for AbbVie and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

* * * * *

The representations, warranties and covenants of each party set forth in the Underwriting Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Underwriting Agreement, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, certain representations and warranties were made only as of the date of the Underwriting Agreement or such other date as is specified therein. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Underwriting Agreement has been included with this filing only to provide investors with information regarding the terms of this agreement, and not to provide investors with any other factual information regarding the parties, their respective affiliates or their respective businesses. The Underwriting Agreement should not be read alone, but should instead be read in conjunction with the periodic and current reports and statements that AbbVie and/or its subsidiaries file with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
1.1	Underwriting Agreement, dated September 17, 2019, among AbbVie Inc. and Morgan Stanley & Co. International plc, HSBC Bank plc and Merrill Lynch International (acting for themselves and as representatives of the several underwriters named therein)
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABBVIE INC.

Date: September 23, 2019	By:	/s/ Robert A. Michael
Robert A. Michael
Executive Vice President, Chief Financial Officer

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